Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197767

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

SUPPLEMENT NO. 2 DATED NOVEMBER 30, 2015

TO THE PROSPECTUS DATED SEPTEMBER 16, 2015

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated September 16, 2015, as supplemented by Supplement No. 1, dated November 13, 2015 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. The purpose of this Supplement is to disclose the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from November 1 through November 30, 2015, for each of our classes of common stock.

Monthly Pricing Information (unaudited)

Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from November 1 through November 30, 2015.

Date	NAV per Share

	Class E	Class A	Class W	Class I
November 2, 2015	$7.41	$7.41	$7.41	$7.41
November 3, 2015	$7.41	$7.41	$7.41	$7.41
November 4, 2015	$7.40	$7.40	$7.40	$7.40
November 5, 2015	$7.40	$7.40	$7.40	$7.40
November 6, 2015	$7.40	$7.40	$7.40	$7.40
November 9, 2015	$7.40	$7.40	$7.40	$7.40
November 10, 2015	$7.40	$7.40	$7.40	$7.40
November 11, 2015	$7.41	$7.41	$7.41	$7.41
November 12, 2015	$7.41	$7.41	$7.41	$7.41
November 13, 2015	$7.41	$7.41	$7.41	$7.41
November 16, 2015	$7.42	$7.42	$7.42	$7.42
November 17, 2015	$7.42	$7.42	$7.42	$7.42
November 18, 2015	$7.41	$7.41	$7.41	$7.41
November 19, 2015	$7.45	$7.45	$7.45	$7.45
November 20, 2015	$7.45	$7.45	$7.45	$7.45
November 23, 2015	$7.46	$7.46	$7.46	$7.46
November 24, 2015	$7.46	$7.46	$7.46	$7.46
November 25, 2015	$7.46	$7.46	$7.46	$7.46
November 27, 2015	$7.46	$7.46	$7.46	$7.46
November 30, 2015	$7.46	$7.46	$7.46	$7.46

On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.